Exhibit 99.1

Neuronetics Reports Preliminary Fourth Quarter and Fiscal Year 2020 Financial Results

MALVERN, Pa., January 12, 2021 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today, in advance of the ICR/Westwicke Conference, announced certain preliminary unaudited fourth quarter and full year 2020 revenue results.

Fourth Quarter 2020

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Fourth quarter 2020 preliminary unaudited revenue between $15.0 and $15.5 million compared to previously issued guidance of $13.0 and $13.5 million. This represents a sequential increase of between 21% and 25% compared to third quarter 2020.

Full Year 2020

•	Full year 2020 preliminary unaudited revenue between $48.7 and $49.2 million.

“During the quarter, we continued to see increased demand for NeuroStar Advanced Therapy systems, and we saw a strong uptick in treatment session revenues as compared to the third quarter despite the continued uncertainty related to COVID-19 and the busy holiday season,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “One of my goals for 2020 was to build a strong foundation that will allow us to execute against our long-term strategy. As previously announced, we recently added twenty-two new field sales personnel who are now being trained with the expectation that they will be fully productive by the second quarter of 2021. We also received the results of our market research. The findings are being incorporated into our new marketing campaigns and support materials that are designed to increase awareness of NeuroStar Advanced Therapy for Mental Health as a non-drug treatment therapy for patients who suffer from depression. These new campaigns will be launched after our January National Sales Meeting.”

Total revenue for the fourth quarter of 2020 is expected to be in the range of approximately $15.0 to $15.5 million, representing a decrease of approximately 14% and 11%, respectively, when compared with $17.4 million for the fourth quarter of 2019 due to the impact of COVID-19.

Total revenue for the full year 2020 is expected to be in the range of approximately $48.7 to $49.2 million, representing a decrease of approximately 22% and 21%, respectively, when compared with $62.7 million for the full year 2019 due to the impact of COVID-19.

2021 Business Outlook

Looking ahead to full year 2021 the Company is expecting the recovery to continue and assuming the country doesn’t see a resurgence of COVID-19 that impacts our customers and patients, revenues should approach 2019 revenues.

Formal full year 2021 guidance will be provided when the Company reports fourth quarter and full year 2020 results.

Upcoming Investor Conference Presentations

The Company previously announced that Keith Sullivan, President and Chief Executive Officer, and Steve Furlong, Chief Financial Officer, will be participating in the 23rd Annual ICR/Westwicke Conference, including a company presentation and a panel discussion on Thursday, January 14, 2021. Webcasts of the presentation and panel discussion will be available online at the investor relations page of the Company’s website at ir.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Its commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

610-455-2778

cmanko@vaultcommunications.com